Exhibit 99.1

PRESS RELEASE

For Further Information Contact:
Ray Christie
Phone: (510) 668-2200 or
Email: rchristie@thermawave.com

Therma-Wave Announces Fiscal Second Quarter 2005 Financial Results
Revenues, Net Income and Gross Margin in Line with Management Guidance,
Systems Orders Up 18% Sequentially

FREMONT, California — October 26, 2004 -Therma-Wave, Inc., (Nasdaq: TWAV) a worldwide leader in the development, manufacture and sale of process control metrology systems used in the manufacture of semiconductors, reported financial results for the fiscal second quarter 2005 ended September 26, 2004.

- Fiscal Second Quarter 2005 Highlights -

•	Therma-Wave meets or exceeds all stated fiscal second quarter 2005 guidance.

•	Net revenues increase to $22.6 million, up 61% year-over-year and 7% sequentially.

•	Net income of $1.3 million, or $0.03 per diluted share, versus fiscal second quarter 2004 net loss of $5.7 million or ($0.19) per share.

•	Gross margin exceeds 47%.

•	Book-to-bill ratio increases to 1.25 for fiscal second quarter 2005.

•	Sales mix continues to shift toward higher volumes of Therma-Wave’s newer advanced products.

Net revenues for the fiscal second quarter 2005 were $22.6 million, compared to net revenues of $14.1 million for the fiscal second quarter 2004, an increase of $8.5 million or 61 percent year-over-year. Sequentially, net revenues increased $1.5 million or 7 percent from net revenues reported for the fiscal first quarter 2005 ended June 27, 2004, in line with the guidance range previously provided by management.

The company recorded net income for the fiscal second quarter 2005 of $1.3 million or $0.03 per diluted share, compared to a net loss of $5.7 million or $(0.19) per diluted share in the fiscal second quarter 2004. Net income recorded in the fiscal second quarter 2005 was also a sequential improvement over the net loss of $1.2 million or $(0.03) per diluted share recorded in the fiscal first quarter of 2005.

Therma-Wave’s guidance for the fiscal second quarter 2005 forecasted net income/(loss) in the range of $0.01 to ($0.03) per diluted share, excluding any expense or credit related to variable accounting treatment of stock options. Fiscal second quarter 2005 net income includes a $1.1 million credit related to the variable accounting treatment of certain stock options.

Cash and cash equivalents totaled $17.2 million as of September 26, 2004, compared to $21.1 million as of June 27, 2004. Cash utilization of $3.9 million in the fiscal second quarter 2005 was in line with management’s guidance and, as previously indicated, is expected to be the last quarter of significant cash usage in fiscal 2005. Working capital needed to service rising shipment and backlog levels and the ongoing shift toward higher volumes of Therma-Wave’s newer advanced products, were the main drivers behind the net reduction in cash this quarter.

“Strong demand for our metrology systems, especially for our advanced products, allowed Therma-Wave to deliver improved financial results across the board for fiscal second quarter 2005 as we met or exceeded our expectations for orders, revenues, net income and gross margin. Our results continue to reflect the positive impacts of growing volume levels, cost reduction efforts and tight spending controls. The combination of these factors helped us achieve gross margins in excess of 47 percent this quarter,” commented Boris Lipkin, Therma-Wave president and chief executive officer. “Our bottom line improvement was at the top end of our guidance range and we are very pleased to report a profitable quarter from operations. Based on our success this quarter, our goal remains to achieve sustainable profitability.”

Mr. Lipkin continued, “We were also pleased to see continued order growth during the quarter. Therma-Wave’s book-to-bill ratio for fiscal second quarter 2005 improved to 1.25, in line with our guidance of 1.00 or better, but was even better than our expectations. Total orders increased 15 percent, with systems orders increasing an impressive 18 percent. Our backlog continued to strengthen, increasing 18 percent sequentially and 81 percent year-over-year. At quarter end, Therma-Wave’s backlog was the strongest it has been at any time in the last three years. Increased order activity and a rising backlog reflect the confidence Therma-Wave’s customers have in our operations and products.”

Guidance

“We expect reasonably strong order flow to continue and book-to-bill to again be 1.00 or better in fiscal third quarter 2005. Net revenues are forecast to be in a range of down 5 percent to up 8 percent from the $22.6 million recorded in the fiscal second quarter of 2005, depending on the timing of certain shipments. It is important to note that we also expect to ship substantially more product than we expect to record to revenue in the fiscal third quarter. We expect to ship and invoice approximately $5 million of product on which we expect to defer 100 percent of the revenue to future periods, in accordance with SAB 104. These deferred-revenue shipments represent more than 22 percent of fiscal second quarter 2005 net revenues,” stated Mr. Lipkin.

“We anticipate the fiscal third quarter net income/(loss) to be within the range of negative $(0.03) per diluted share to a profit of $0.01 per diluted share. This guidance excludes any non-cash charges or credits for variable accounting treatment of stock options, which we cannot predict. Our operating expenses in the fiscal third quarter 2005 are expected to include approximately $800,000 related to our ongoing effort to comply with the Sarbanes-Oxley Act Section 404. Fiscal third quarter cash is expected to be in the range of usage of $2 million to cash generation of $2 million, depending on the timing of receiving certain payments that will likely be due near the end of the quarter. However, we believe the more likely scenario is in the middle of that range, achieving near breakeven or a small positive cash figure for the quarter,” concluded Mr. Lipkin. Conference Call Information

Therma-Wave, Inc. will hold a conference call to review financial results and ongoing operations at 1:30 p.m. Pacific Time, 4:30 p.m. Eastern Time on Tuesday, October 26, 2004. Participating in the call will be Boris Lipkin, president and chief executive officer and Ray Christie, senior vice president and chief financial officer. A live Web cast of the conference call, as well as a replay of the call, may be accessed via the Internet at: www.thermawave.com.

About Therma-Wave, Inc.

Since 1982, Therma-Wave, Inc. has been revolutionizing process control metrology systems through innovative, proprietary products and technologies. The company is a worldwide leader in the development, manufacture, marketing and service of process control metrology systems used in the manufacture of semiconductors. Therma-Wave currently offers leading edge products to the semiconductor manufacturing industry for the measurement of transparent, semi-transparent, and opaque thin films for the monitoring of ion implantation and for the integration of metrology into semiconductor processing systems. For further information about Therma-Wave, Inc. access the Therma-Wave Web page at www.thermawave.com.

This press release contains forward-looking statements as that term is defined in the Private Securities Reform Act of 1995, which are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. The words “anticipate,” “expect,” “expected,” and other similar expressions generally identify forward-looking statements. Potential investors are cautioned not to place undue reliance on these forward-looking statements, particularly given the current uncertain semiconductor industry business environment. Such statements relating to our outlook for our third quarter of fiscal 2005, our guidance related to expected product orders, revenue, and anticipated profit or loss per diluted share and cash used or generated are based on current expectations. Such statements are subject to risks, uncertainties, and changes in condition and other risks, some of which are detailed in documents filed with the Securities and Exchange Commission, including specifically Exhibit 99.1 to the Company’s annual report on Form 10-K for the fiscal year ended March 28, 2004 and subsequent Forms 10-Q and other public filings. The Company undertakes no obligation to update the information in this press release.

THERMA-WAVE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	March 31,
	2004	2004
Assets
Current assets:
Cash	$17,205	$23,899
Accounts receivable, net	18,383	14,772
Inventories	22,603	17,169
Other current assets	2,489	2,075

Total current assets	60,680	57,915
Property and equipment, net	3,831	4,564
Other assets, net	2,642	2,710

Total assets	$67,153	$65,189

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$10,074	$7,420
Other current liabilities	15,400	15,730
Deferred revenues	6,098	6,887

Total current liabilities	31,572	30,037
Long-term liabilities:
Non-current deferred revenues	1,252	1,815
Other long-term liabilities	1,090	1,073

Total liabilities	33,914	32,925
Stockholders’ equity	33,239	32,264

Total liabilities and stockholders’ equity	$67,153	$65,189

THERMA-WAVE, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	September 30,		September 30,
	2004	2003	2004	2003
Net revenues Product	$17,528	$9,604	$33,717	$16,411
Services and parts	5,074	4,462	10,036	9,558
Total net revenues	22,602	14,066	43,753	25,969
Cost of revenues	11,830	8,499	22,261	17,570

Gross profit	10,772	5,567	21,492	8,399

Operating expenses:
Research and development	4,412	5,183	8,791	10,131
Selling, general and administrative	5,935	5,854	11,691	11,383
Restructuring, severance and other	—	108	373	1,592
Stock-based compensation expense (benefit)	(868)	204	565	414

Total operating expenses	9,479	11,349	21,420	23,520

Operating income (loss)	1,293	(5,782)	72	(15,121)
Other income (expense)	27	54	79	(141)

Income (loss) before provision for income	1,320	(5,728)	151	(15,262)
taxes

Provision for income taxes	3	—	3	—

Net income(loss)	$1,317	$(5,728)	$148	$(15,262)

Net income (loss) per share:
Basic	$0.04	$(0.19)	$0.00	$(0.52)
Diluted	$0.03	$(0.19)	$0.00	$(0.52)
Weighted average number of shares outstanding:
Basic	35,824	30,036	35,731	29,370
Diluted	38,010	30,036	37,983	29,370
Stock-based compensation expense (benefit) included in:
Cost of revenues	$(262)	$15	$56	$16
Stock-based compensation expense (benefit) excluded from:
Research and development	(564)	126	322	250
Selling, general and administrative	(304)	78	243	164

Total included in operating expenses	(868)	204	565	414

Total stock-based compensation expense (benefit)	$(1,130)	$219	$621	$430